Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Squarespace, Inc.

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$6,094,925,343.06	(1)(2)	0.00014760	$899,610.98	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$6,094,925,343.06
Total Fees Due for Filing				$899,610.98
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$899,610.98

(1)
Aggregate number of securities to which transaction applies: As of May 31, 2024, the maximum number of shares of Squarespace, Inc.’s common stock to which this transaction applies is estimated to be 138,562,597, which consists of (1) 137,877,917 shares of common stock entitled to receive the per share merger consideration of $44.00; (2) 632,846 shares of common stock underlying vested stock options, which may be entitled to receive the per share merger consideration of $44.00 minus any applicable exercise price; and (3) 51,834 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $44.00.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 31, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 137,877,917 shares of common stock and the per share merger consideration of $44.00; (2) the product of 632,846 shares of common stock underlying vested stock options and $41.11 (which is the difference between the per share merger consideration of $44.00 and the weighted average exercise price of approximately $2.89); and (3) the product of 51,834 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $44.00.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by .00014760.